Exhibit 10.14
November 3, 2008
CONFIDENTIAL
Mr. William R. Thistle
c/o Psychemedics Corporation
125 Nagog Park, Suite 200
Acton, MA 01720
Dear Bill:
This letter sets forth an amendment to the letter agreement (the “Letter Agreement”) between you and Psychemedics Corporation (the “Company”) dated March 28, 2005. The Letter Agreement is hereby amended by adding after paragraph 13 thereof the following paragraph 14:
14.	Section 409A.
(a) Anything in this Agreement to the contrary notwithstanding, if at the time of your separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the “Code”), following a Change in Control as defined in paragraph 13(b) above, you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you become entitled to under this Agreement would be considered deferred compensation subject to the twenty percent (20%) additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (i) six (6) months and one (1) day after your separation from service, or (ii) your death.

Mr. William R. Thistle
November 3, 2008

(b) This Agreement is intended to be in compliance with the provisions of Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with said Section. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.
(c) Solely for the purposes of Section 409A of the Code, each installment payment of Termination Pay shall be considered a separate payment.
(d) The Company makes no representation or warranty and shall have no liability to you or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, said Section.
If this letter correctly sets forth our understanding and agreement concerning the proposed amendment, please indicate your acceptance by signing both copies of this letter and returning one copy. The Letter Agreement shall then be amended as set forth above but shall otherwise remain in full force and effect.

Very truly yours, PSYCHEMEDICS CORPORATION
By:	/s/ Raymond C. Kubacki, Jr.

Agreed to: November 3, 2008
/s/ William R. Thistle

William R. Thistle